Exhibit 12.01


                   Commercial Credit Company and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)




                                                  Three months ended March 31,
                                               --------------------------------
                                                       1996              1995
                                                       ----              ----
Income before income taxes and minority interest      $74.2            $ 73.3
Elimination of undistributed equity earnings            -                (0.3)
Interest                                              116.1             113.4
Portion of rentals deemed to be interest                2.3               2.3
                                                      -----             -----
  Earnings available for fixed charges               $192.6            $188.7
                                                      =====             =====

Fixed charges
- -------------
Interest                                             $116.1            $113.4
Portion of rentals deemed to be interest                2.3               2.3
                                                      -----             -----
  Fixed charges                                      $118.4            $115.7
                                                      =====             =====

Ratio of earnings to fixed charges                     1.63x             1.63x
                                                       ====              ====